Exhibit 107

Calculation of Filing Fee Tables

F-3
(Form Type)

Iris Energy Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Debt	Debt Securities	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Other	Warrants	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Other	Subscription Rights	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Other	Purchase Contracts	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Other	Units	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	(1)	(1)	$500,000,000	0.00011020	$55,100
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$500,000,000		$55,100
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$55,100

(1)
Omitted pursuant to General Instruction II.C to Form F-3. The amount to be registered consists of up to $500,000,000 of an indeterminate amount of ordinary shares, debt securities, warrants, subscription rights, purchase contracts and/or units that may be offered and sold from time to time in one or more offerings.